OMAHA, Neb.—(BUSINESS WIRE)—March 15, 2006—America First Apartment Investors, Inc. (NASDAQ: APRO), a multifamily real estate investment trust, today announced its financial results for the full year and fourth quarter ended December 31,
2005.

Net income for the full year 2005 was $11.0 million, or $1.04 per share, as compared to a net loss of $2.8 million, or ($0.34) per share, in 2004. Net income for the fourth quarter of 2005 was $8.8 million, or $0.83 per share, as compared to a net loss of $1.2 million, or ($0.12) per share, for the fourth quarter of 2004. Fourth quarter 2005 results were impacted by two significant transactions: the November 2005 sale of St. Andrews at Westwood in Orlando, Florida, which generated a $20.1 million gain; and the December 2005 acquisition of the Company’s former external advisor, which required a contract termination cost expense of $11.6 million. The contract termination charge resulted from the allocation of the merger consideration paid to terminate the pre-existing contractual relationship with the advisor. The acquisition of the external advisor completed the Company’s internalization and enables APRO to more effectively control its resources and expenses. Fourth quarter 2004 results were impacted by the sale of the Glades Apartments in Jacksonville, Florida, which generated a $6.0 million gain, and a contract termination charge of $5.9 million resulting from the purchase of America First PM Group, Inc., a fully integrated property management operation, which eliminated the need to hire and pay fees for property management services.

Multifamily property operations in 2005 experienced strong growth in 2005 as evidenced by full year 2005 same store revenues, which increased 3.0% over full year 2004, and fourth quarter 2005 same store revenues, which increased 3.9% over fourth quarter 2004. The Company noted that 2005 revenue growth is primarily attributable to rental increases, an increase in economic occupancy from 81% to 84% due to reduced rental concessions, and an increase in physical occupancy from 92% to 93%. APRO’s full year 2005 same store multifamily revenues would have increased 3.4% over full year 2004 if Company’s ownership of the 14 multifamily properties acquired in its June 2004 merger with America First Real Estate Investment Partners, L.P. were included in full year 2004 results. Similarly, same store property operating income would have increased substantially for the full year 2005, driven primarily by revenue growth and the absence of property management fees from property operating expenses.

Funds From Operations (FFO) for full year 2005, which included a $11.6 million contract termination charge related to the Company’s December 2005 acquisition of the external advisor, was a loss of $1.4 million, or ($0.14) per share. This compares to full year 2004 FFO of $1.2 million, or $0.14 per share, which included a $5.9 million contract termination charge associated with the Company’s November 2004 acquisition of the property management operations. Prior to considering the contract termination charges, 2005 FFO increased to $10.2 million, or $0.97 per share, from $7.1 million, or $0.86 per share, in 2004. This increase reflects the benefits of rental revenue growth, internalized property management operations and recently acquired properties.

Strategic Overview

Since APRO began operating as a real estate investment trust (REIT) in 2003, it has grown from $137 million in assets (15 properties) managed by an outside advisor and property management firm to a fully self-advised and self-managed REIT with a total assets of $334 million and a first-rate apartment portfolio of 28 properties. In addition, APRO has assembled a team of highly experienced real estate, property management, accounting and administrative personnel equipped to execute the Company’s ongoing strategic plan of growth and profitability. APRO’s Board of Directors and management team are committed to delivering a secure and growing dividend to APRO’s shareholders while enhancing the long term value of the Company’s real estate assets through a selective acquisition and disposition program that increases APRO’s presence in markets with positive growth potential.

In 2005, the Company exited the Atlanta market through the sale of two older apartment communities Park Trace and The Retreat. The Company also acquired newer and better located properties: Tregaron Oaks in Omaha, Nebraska and The Reserve at Wescott in Charleston, South Carolina. These acquisitions reflect the Company’s plan to lower the average age of its apartment portfolio. APRO also elected to take advantage of an attractive condo market in Florida by selling St. Andrews at Westwood, located in Orlando. Most recently, APRO acquired a second property in Omaha, the high-end, mid-rise apartment community known as The Greenhouse, and has committed to acquiring The Arbors at Dublin, a second property in Columbus, Ohio. These two acquisitions are being funded largely from the proceeds of the St. Andrews sale and will enable APRO to defer the recognition of the sizable taxable gain generated from that sale.

Looking Ahead

“We are pleased with the Company’s positive results in 2005 as our property portfolio produced significant rental and net operating income growth,” stated Jack Cassidy, APRO’s Chief Executive Officer. “We look forward to building upon this positive momentum in 2006. With the internalization restructuring process now complete, our entire management team is employed directly by the Company, which we expect will facilitate more effective management of our assets through improved resource and expense control. Additionally, operating as a self-administered REIT, we are confident that APRO is well-positioned to continue implementing its strategic growth plan, in part due to anticipated improvement in our access to the capital markets. Moreover, the apartment rental environment in 2006 remains favorable with continued job growth in most markets in which APRO owns properties, rising mortgage rates for home buyers and the increasing costs of new home and apartment construction all factors indicating positive rental growth and occupancy for apartment owners.”

Funds From Operations

The following sets forth a reconciliation of the Company’s net income (loss) as determined in accordance with GAAP and its FFO for the periods set forth (in thousands):

	For the year ended December 31,
	2005	2004
Net income (loss)	$10,952	$(2,765)
Depreciation expense	8,613	5,661
In-place lease amortization	2,915	2,466
Depreciation and amortization of discontinued operations	704	1,793
Less: Gain on sales of property	(24,606)	(5,973)

Funds from Operations	$(1,422)	$1,182

FFO is calculated in accordance with the definition of FFO that is recommended by the National Association of Real Investment Trust (“NAREIT”). To calculate FFO under the NAREIT definition, depreciation and amortization expenses related to the Company’s real estate, gains or losses realized from the disposition of depreciable real estate assets, and certain extraordinary items are added back to the Company’s net income. The Company believes that FFO is an important non-GAAP measurement because FFO excludes the depreciation expense on real estate assets and real estate generally appreciates over time or maintains residual value to a much greater extent than other depreciable assets such as machinery or equipment. Additionally, other real estate companies, analysts and investors utilize FFO in analyzing the results of real estate companies.

While the Company uses the NAREIT definition of FFO, the Company’s FFO may not be comparable to other REITs or real estate companies with similar assets. This is due in part to the differences in capitalization policies used by different companies and the significant effect these capitalization policies have on FFO. Real estate costs incurred in connection with real estate operations which are accounted for as capital improvements are added to the carrying value of the property and depreciated over time whereas real estate costs that are expensed are accounted for as a current period expense. This affects FFO because costs that are accounted for as expenses reduce FFO. Conversely, real estate costs that are capitalized and depreciated are added back to net income to calculate FFO.

Although the Company considers FFO to be a useful measure of its operating performance, FFO should not be considered as an alternative to net income which is calculated in accordance with GAAP.

America First Apartment Investors, Inc. is an equity real estate investment trust focused on multifamily apartment properties located primarily in the Southeast and Midwest regions of the United States. Its portfolio currently includes 29 multifamily properties and one commercial property. America First Apartment Investors, Inc. press releases are available on the World Wide Web at www.apro-reit.com.

Information contained in this Press Release contains “forward-looking statements” relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements. Reference is hereby made to the filings of America First Apartment Investors, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual report on Form 10-K.

CONTACT: America First Apartment Investors, Inc.

Maurice Cox, 402-444-1630

or

Jack Cassidy, 212-935-8760